Exhibit 99.1

PRESS RELEASE

Energy Transfer Partners, L.P. Announces the Closing of the
Acquisition of the Texas Chalk and Madison Systems
From Devon Energy Corporation

Dallas, Texas – November 2, 2004 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that the Partnership’s natural gas midstream operating partnership has closed the previously announced acquisition of certain East Texas midstream natural gas assets of Devon Energy Corporation (NYSE:DVN), known as the Texas Chalk and Madison Systems. The assets within the acquired systems include approximately 1,800 miles of gathering and mainline pipeline systems, four natural gas treating plants, condensate stabilization facilities, fractionation facilities and an 80 MMcfd gas processing plant, known as the Madison Plant.

The transaction closed following the expiration of the waiting period under the Hart–Scott-Rodino Act and a due diligence period relating to the assets. The acquisition was financed through the Partnership’s existing credit facilities.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 6,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 3.8 billion cubic feet of natural gas per day, with natural gas treating, processing and storage assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 312 customer service locations in 32 states extending from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Steve Anderson, at 918-492-7272.